EXHIBIT 11


                         COMPUTATION OF EARNINGS PER SHARE

(Amounts in thousands except                 Periods Ended
 per share amounts)
                                    March 22,1997   March 23,1996

PRIMARY

NET INCOME                             $ 45,529         $40,853
WEIGHTED AVERAGE COMMON
  SHARES AND OTHER COMMON
  STOCK EQUIVALENTS:
       COMMON STOCK OUTSTANDING         469,098         473,138
       STOCK OPTIONS                        591            -
                                        469,689         473,138

PRIMARY EARNINGS PER SHARE (*)         $  .10	       $   .09

FULLY DILUTED

NET INCOME                              $45,529         $40,853
ELIMINATION OF INTEREST EXPENSE,
 NET OF RELATED TAX EFFECT,
 APPLICABLE TO 5% CONVERTIBLE
 SUBORDINATED DEBENTURES DUE 2003           801             807
ADJUSTED INCOME APPLICABLE TO
 COMMON STOCK                           $46,330         $41,660

WEIGHTED AVERAGE COMMON
  SHARES AND OTHER COMMON
  STOCK EQUIVALENTS:
        COMMON STOCK OUTSTANDING        469,098        473,138
        STOCK OPTIONS                       591              -
        SHARES ISSUABLE UPON
        CONVERSION OF 5% CONVERTIBLE
        SUBORDINATED DEBENTURES DUE
          2003 				                      14,440         14,557
                                        484,129        487,695


FULLY DILUTED EARNINGS PER SHARE (*)   $  .10	      $   .09


(*) NOTE:  Dilution is less than 3%.  Therefore, common stock equivalents have been excluded from the total weighted average common shares.